EXHIBIT 10.3  EMPLOYMENT AGREEMENT WITH G. ALLEN WEISS

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is being made this ___ day of November, 2005, by and between KEYSTONE NAZARETH BANK & TRUST COMPANY, a Pennsylvania corporation (“Employer”), and G. ALLEN WEISS (“Employee”).

RECITALS

WHEREAS, Employee is a principal and shareholder of Paragon Group, Inc. (“Paragon”); and

WHEREAS, Employer is acquiring all of the issued and outstanding stock of Paragon under the terms set forth in the Parties’ Agreement and Plan of Merger; and

WHEREAS, Employer desires to assure continuity of operations by continuing the employment of Employee pursuant to the terms and conditions of this Agreement; and

WHEREAS, Employee represents and warrants to Employer that he is free to accept employment hereunder and that he has no prior or other obligations or commitments of any kind that would in any way hinder or interfere with his acceptance of, or the full performance of such employment; and

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements, covenants and provisions herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

Employment

Section 1.1 - Employment. Employer hereby employs Employee and Employee hereby accepts such employment under the terms and conditions set forth in this Agreement.

Section 1.2 - Position, Duties, Authority.

(a) During the Term of this Agreement, Employee shall serve on a full-time basis and devote his entire working time, attention, and energy as President of KNBT Wealth Management Division in Employer’s Office of the President. Employee, as President of KNBT Wealth Management Division, shall perform such executive, managerial, administrative, and other duties as are from time to time assigned to him by Employer and which are consistent with this position.

(b) Employee shall have such authority and responsibilities as are customarily incident to his position as President of KNBT Wealth Management Division, consistent with all applicable laws and the Corporate Charter and Bylaws of Employer. Employee agrees that he will faithfully, diligently, and to the best of his abilities perform all of the duties that may be required of him pursuant to the terms of this Agreement.

(c) Both during and after the employment Term, Employee shall cooperate fully with Employer and with any legal counsel, expert, or consultant it may retain to assist it in connection with any judicial proceeding, arbitration, administrative proceeding, governmental investigation or inquiry, or internal audit in which Employer may be or become involved, including full disclosure of all relevant information and truthfully testifying on Employer’s behalf in connection with any such proceeding or investigation.

Section 1.3 - Outside Employment and Activities. Employee may not enter into or continue any employment or render any service for compensation or remuneration to any person or entity, except Employer, during Employee’s employment with Employer, without the prior, express written consent of Employer’s President and Chief Executive Officer. Additionally, Employee shall not hold office in or serve as a member of the Board of Directors with or for any other entity or organization, even without compensation or remuneration, if, in the sole judgment of Employer, such service would or might interfere with Employee’s duties and/or responsibilities to Employer or conflict in any way with Employer’s interests. Should Employee wish to engage in any other employment or to provide services to any other person or entity other than Employer or to hold office in or serve on the Board of Directors of any other entity or organization, Employee shall submit a written request to Employer’s President and Chief Executive Officer.

ARTICLE II

Term

Section 2.1 - Initial Term. This Agreement shall be deemed as effective and the Term of Employee’s employment shall begin as of the date this Agreement is executed by the Parties (the “Effective Date”), and shall continue for a period of three (3) years (the “Initial Term”), unless earlier terminated in accordance with the terms of this Agreement.

Section 2.2 - Successor Terms. Subject to the subsequent provisions, upon the expiration of the second twelve (12) full calendar month period after the date first above written, the term hereof shall be extended for another twelve (12) full calendar months, and upon expiration of each subsequent twelve (12) full calendar months thereafter, the term of this Agreement shall be likewise extended for an additional twelve (12) full calendar months. Such extension of this Agreement’s term shall be automatic unless written notice is given by either party not later than three (3) months before the expiration of the then current twelve (12) months. Each reference in this Agreement to the “Term” of this Agreement shall include the Initial Term and each extension thereof, if any.

ARTICLE III

Compensation

Section 3.1 - Base Salary.

(a) For all of the services rendered by Employee, Employer shall pay Employee a base salary of One Hundred Sixty Thousand Dollars ($160,000) for each full year of the Initial Term (such annual compensation and any increases thereto referred to as “Base Salary”), less withholdings required by law and deductions authorized by Employee. The Base Salary shall be paid in installments at such times as Employer customarily pays other employees holding comparable positions, but no less often than monthly.

(b) If the Term of this Agreement is extended, the parties hereto shall mutually agree on a Base Salary for each additional year of the Term; however, the Base Salary for each additional year shall not be less than the Base Salary for the preceding year.

Section 3.2 - Stock Options. Employee shall be granted a stock option for Ten Thousand (10,000) shares of the common stock of KNBT Bancorp, Inc., pursuant to Employer’s Stock Option Plan.

Section 3.3 - Non-Competition Covenant Consideration. In exchange for Employee’s promises and agreements set forth in Sections 6.5 and 6.6 hereunder, Employer shall pay Employee Two Hundred Forty Thousand Eighty-Six Dollars ($240,086). This amount shall be paid to Employee, in a lump sum on the date of the Closing of the Agreement and Plan of Merger; provided, however, that, in the event Employee terminates this Agreement and his employment hereunder at any time during the Initial Term, he shall immediately be obligated to reimburse Employer for the pro-rata share of this Non-Competition Covenant Consideration pro-rated from the date of execution of this Agreement to the effective date of termination.

ARTICLE IV

Termination

Section 4.1 - Grounds for Termination.

(a)  Termination Upon Death. Employee’s employment and any and all rights of Employee under this Agreement shall terminate immediately upon the death of Employee.

(b)  Termination Because of Incapacity.

(i)
In the event that Employee is unable fully to perform the essential functions, duties and responsibilities of his position hereunder, with or without reasonable accommodation, due to physical or mental illness, injury or incapacity, for a continuous period of more than three (3) months, or is determined to be disabled under Employer’s insured long-term disability plan, if any, and is also determined to be entitled to disability benefits thereunder, all as determined in good faith by Employer, after consultation with a qualified physician selected by Employer, Employer may terminate Employee’s employment hereunder. If Employer shall so act, then any and all rights Employee may have under this Agreement or otherwise as an employee of Employer shall terminate, and Employer shall have no further liability or obligation to Employee for compensation hereunder; provided, however, that Employee will be entitled to receive the payments prescribed under Employer’s long-term disability benefit plan, if any, under which he was covered during the period of his employment by Employer. Notwithstanding the foregoing, Employee shall not be deemed terminated by reason of disability nor shall Employee’s Base Salary as set forth in Section 3.1 hereof cease unless and until Employee has received written notice from Employer at least thirty (30) days prior to Employer’s intended date of termination stating (i) Employer’s intent to terminate Employee by reason of disability, and (ii) Employer’s intended date of such termination.

(ii)
If Employee shall resume his duties within thirty (30) days after receipt of such notice of termination and continue to perform the essential functions, duties and responsibilities of his position for three (3) consecutive months thereafter, this Agreement shall continue in full force and effect, without any reduction in Base Salary or other benefits, and the notice of termination shall be considered null and void and of no effect.

(c) Termination by Employer for Cause. This Agreement shall terminate upon written notice by Employer to Employee that Employee has been terminated for “Cause.” “Cause” shall mean:

(i)	material failure to perform his assigned duties under this Agreement, other than any failure resulting from the Employee’s incapacity due to physical or mental injury or illness;

(ii)	commission of an act involving moral turpitude in the course of his employment with the Employer;

(iii)	engaging in misconduct resulting in material harm to the Employer;

(iv)	breaching his fiduciary duties for personal profit;

(v)
material violation, in any material respect, of any law, rule, regulation (other than traffic violations or similar offenses), written agreement or final cease-and desist order with respect to his performance of services for the Employer, as determined by the Board of Directors of Employer; or

(vi)
a material breach of the terms of this Agreement and a failure to cure such material breach during a 30-day period following the date on which the Employer gives written notice to the Employee of the material breach.

(d) Termination by Notice. In accord with Section 2.2, this Agreement may be unilaterally terminated by Employer or Employee by giving written notice to the other party at least three (3) months prior to the expiration of: (i) the second twelve-month period of the Initial Term; or (ii) if after completion of the Initial Term, the then current twelve (12) month term.

(e) Termination Without Cause. If Employee is discharged by Employer for any reason other than those enumerated in this Section 4.1(a)-(d), (including, without limitation, a discharge after the effective date of a Change of Control), such discharge shall be deemed a “termination without cause.”

(f)  Change of Control of Employer. (i) If a Change in Control (as herein defined) shall occur and if following the Date of Change in Control (as defined herein): the Employee is involuntarily terminated without cause within twelve (12) months of the Date of Change of Control; the Employee voluntarily terminates his employment within twelve (12) months of the Date of Change of Control because he determines in his sole discretion that he cannot effectively work with the management team of the resulting entity; or the Employee voluntarily terminates his employment at any time during the Term of this Agreement because there shall be:

(1)
any failure by the acquiring person or entity to offer employment to Employee as of the Date of Change in Control (as defined herein), in a position having substantially similar responsibilities, compensation and benefits as Employee received immediately prior to the Change in Control (as defined herein); or

(2)
the assignment to Employee of duties substantially inconsistent with Employee’s office on the date of the Change in Control or as the same may be increased from time to time after the Change in Control; or

(3)	any reassignment of Employee to a location greater than thirty (30) miles from the location of Employee’s office on the date of the Change in Control; or

(4)
any reduction in Employee’s Base Salary in effect on the date of the Change in Control or as the same may be increased from time to time after the Change in Control, without Employee’s written consent or except in cases of national financial depression or emergency when the Board of Directors of Employer has implemented such reductions for the senior management of Employer; or

(5)
any failure to provide Employee with benefits that are substantially similar or more favorable as those enjoyed by Employee under any of Employer’s retirement or pension, life insurance, medical, health and accident, disability or other employee benefit plans in which Executive participated at the time of the Change in Control, or the taking of any action that would materially reduce any such benefits in effect at the time of the Change in Control, then at the option of Employee, exercisable by Employee within sixty (60) days of the occurrence of any of the foregoing events, Employee may resign from employment with Employer (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to Employer and the provisions of Section 4.2(e) shall apply.

(ii) A change in control (other than one occurring by reason of an acquisition of the Employer by Employee) shall be deemed to have occurred if the Board of Directors of the Employer certifies that one of the following has occurred:

(1)
the direct or indirect sale, lease, exchange, or other transfer of all or substantially all (50% or more) of the assets of Employer to any individual, corporation, partnership, trust, or other entity or organization (a “Person”) or group of Persons acting in concert as a partnership or other group, other than a Person controlling, controlled by, or under common control with Employer;

(2)	the merger, consolidation, or other business combination of Employer with or into another corporation other than a corporation controlling, controlled by, or under common control with Employer; or

(3)	a new entity other than a corporation controlling, controlled by, or under common control with Employer becomes the owner of Employer; or

(4)	the replacement of a majority of the Board of Directors of Employer, over any period of one year or less, from the directors who constituted the Board of Employer at the beginning of such period.

(iii) The Date of the Change of Control shall be

(1)	the date of the closing of an Agreement, transferring all or substantially all of Employer’s assets; or

(2)	the date on which individuals who formerly constituted a majority of the Board of Directors of Employer under Section 4.1(f)(ii)(4) hereof, ceased to be a majority, or

(3)	the date on which a merger, consolidation or business combination is consummated, as applicable; or

(4)	the date on which a merger, consolidation or business combination is consummated, as applicable.

Section 4.2 - Effect of Termination or Change of Control.

(a)  General Provisions. Upon the termination of this Agreement for any reason specified in Section 4.1 above, except for a termination without cause:

(i)
Effective upon the date of termination: Employee’s Duties will cease; Employee will be deemed to have given his resignation as an employee of Employer and from all offices then held by him, including, if applicable, as a director of Employer, and will immediately provide Employer with written, signed confirmation of same; other than a termination for cause;

(ii)
The obligation of Employer to pay Base Salary as provided in Section 2.1 hereof will cease effective upon the date of termination, provided that Employee shall be paid for services rendered through the date of termination;

(iii)	Employer will reimburse Employee for all properly reimbursable expenses incurred through the date of termination; and

(iv)	Any stock options granted to Employee that have not vested and been exercised as of the date of termination of this Agreement shall lapse and be of no further effect.

(b) Termination for Cause or By Notice. In the event that this Agreement is terminated for “Cause” pursuant to Section 4.1(c) or by Notice pursuant to Section 4.1(d), Employee will receive no further compensation hereunder, whether by severance pay, salary, or otherwise, except as specifically provided in Section 4.2(a)(iii) above.

(c) Termination Due to Death of Employee. In the event this Agreement is terminated by reason of the death of Employee: Employee’s beneficiaries will receive no further compensation hereunder other than the compensation due Employee pursuant to Section 4.2(a)(ii) which shall be paid to Employee’s estate or designated beneficiary; provided however; that any life insurance obtained by Employer for Employee and payable to Employee’s beneficiaries shall be so paid in accordance with any such policy.

(d) Termination Without Cause. In the event that Employer terminates Employee’s employment either (i) “without cause” as defined in Section 4.1(e) of this Agreement or (ii) with Notice as provided in Section 4.1(d) of this Agreement, Employer shall pay to Employee severance benefits equal to Employee’s Base Salary at the time of termination (minus all withholdings required by law and authorized deductions) for the unexpired portion of the Term of this Agreement; provided, however, in the event that Employee is given notice of non-renewal at the end of the second twelve (12) month period of the Initial Term, the Employee shall receive two (2) times his Base Salary. In the alternative and to the extent that they are superior to severance benefits provided by this Agreement, Employee shall be entitled to the same severance benefits as employees who are members of Employer’s Office of the President.

(e)  Change of Control. In the event Employee’s “termination without cause” under Section 4.1(e) is due to a Change of Control of Employer as defined in Section 4.1(f) or in the event the Employee terminates employment pursuant to Section 4.1(f)(i), then, in that event only, as an alternative to the severance benefits set forth above, Employer shall pay Employee a lump sum severance benefit equal to twenty-four (24) months of Employee’s then current Base Salary.

ARTICLE V

Expenses, Benefits, and Other Prerequisites

Section 5.1 - Expenses. During the Term of Employee’s employment hereunder, Employee shall receive reimbursement from Employer for all reasonable expenses incurred by Employee in performing services hereunder, including, without limitation, all expenses of travel and living expenses while away from home on business at the request of or in the service of Employer, provided that such expenses are incurred and accounted for in accordance with the standard policies and procedures established by Employer for reimbursement of expenses.

Section 5.2 - Holidays, Vacation; Personal Days; Benefits. Employee shall be entitled to the fringe benefits in accordance with Employer’s written policy (as the same may be amended or changed from time to time), a current copy of which has been supplied to Employee.

ARTICLE VI

Confidentiality, Non-Competition, and Other Employer Protections

Section 6.1 - Proprietary Information. Employee recognizes that his employment with Employer creates a relationship of confidence and trust between himself and Employer with respect to any information that is: (i) applicable to the business of Employer; or (ii) applicable to the business of any client or customer of Employer, which may be made known to him by Employer or any client or customer of Employer, or learned by him in such context during the period of his employment with Employer.

Employer further recognizes that all such information has commercial value in the business in which Employer is engaged and is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information including customer account information, patent, copyright, trade secret, financial, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future, and proposed products and services of Employer, and includes, without limitation, its respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales, merchandising, and marketing plans and information. “Proprietary Information” also includes proprietary or confidential information of any third party.

Section 6.2 - Nondisclosure of Proprietary Information. All Proprietary Information is the sole property of Employer, its assigns, and its customers, and Employer, its assigns, and its customers shall be the sole owner of all patents, copyrights, maskworks, trade secrets, and other rights in connection therewith. Employee hereby assigns to Employer any rights he may have or acquire in such Proprietary Information. At all times, both during and after Employee’s employment by Employer, Employee agrees to keep in confidence and trust all Proprietary Information and not to use or disclose any Proprietary Information or anything directly relating to it without the written consent of Employer, except as may be necessary in the ordinary course of performing his duties as an employee of Employer. Notwithstanding the foregoing, it is understood that, at all such times, Employee is free to use information which is generally known in the trade or industry, not as a result of a breach of this Agreement, and his own skill, knowledge, know-how, and experience to whatever extent and in what way he wishes.

Section 6.3 - Business Opportunities. During the term of this Agreement and ceasing with the termination of this Agreement, Employee shall promptly disclose to Employer each business opportunity of a type which, based upon its prospects and relationship to the business of Employer, Employer might reasonably consider pursuing. In the event that the Employee’s employment is terminated for any reason, Employer shall have the exclusive right to participate in or undertake any such opportunity on its own behalf without any involvement by or remuneration to Employee. This provision shall only apply to business opportunities existing as of the termination date. This provision shall not apply to subsequent employment by Employee outside of the terms of the non-compete area.

Section 6.4 - Return of Materials. Upon termination of Employee’s employment or at the request of Employer before termination, Employee agrees to deliver to Employer all written and tangible material in his possession incorporating Employer’s Proprietary Information or otherwise relating to Employer’s business.

Section 6.5 - Non-Competition. Employee shall not, for a period of the later of five (5) consecutive years from the date of signing of this Agreement or two years from the date of any Change of Control of Employer, within a one hundred (100) mile radius of Employer’s corporate headquarters in Bethlehem, Pennsylvania, engage in competition with Employer. In the event Employee is terminated under Section 4.1(d) or 4.1(e) of this Agreement, this Section shall apply; provided, however, that termination of this non-competition covenant shall be accelerated to the last date for which Employee receives severance benefits pursuant to Sections 4.2(d) or 4.2(e) regardless of whether such benefits have been paid in a lump sum or in installments.

For purposes of this Agreement, Employee shall be deemed to “engage in competition” with Employer if he shall directly or indirectly, either individually or as a stockholder, director, officer, partner, consultant, owner, employee, agent, or in any other capacity, work for, consult with or otherwise assist any person or entity engaged in the same or similar business engaged in by Employer. Employee agrees that the restrictions imposed upon him by the provisions of this Section are fair and reasonable considering the nature of Employer’s business and are reasonably required for the protection of Employer. Employee further acknowledges and agrees that there are material and valuable benefits bestowed upon him by this Agreement and the parties’ Agreement and Plan of Merger which constitute new, valuable and legally binding consideration for the non-competition, non-solicitation and nondisclosure provisions herein, including, but not limited to, the benefits conveyed in Sections 3.2 and 3.3 above.

Section 6.6 - Solicitation of Customers and Employees. Employee agrees that during the term of this Agreement, and for a period of twelve (12) consecutive months after termination of his employment for any reason, he shall not, except in the course of his duties hereunder, directly or indirectly induce or attempt to induce or otherwise counsel, advise, solicit or encourage (i) any customer or employee to cease doing business with, or leave the employ of, Employer or, in the case of employees accept employment with any other person or entity; or (ii) any person who at the time of such inducement, counseling, advice, solicitation or encouragement had ceased doing business with, or left the employ of, Employer within the previous six (6) months to do business with, or accept employment with, any person or entity besides Employer.

Section 6.7 - Specific Performance. Employee agrees that in the event of his breach of any of the provisions of this Article VI, the remedies available to law to Employer would be inadequate and in lieu thereof or in addition thereto Employer shall be entitled to appropriate equitable remedies, including specific performance and injunctive relief. Employee further agrees that he shall pay Employer’s actual attorneys’ fees if Employer successfully obtains such injunctive relief and that the restrictive time periods set forth in Sections 6.5 and 6.6 of this Agreement shall be tolled during any period that Employee is in violation of these restrictions.

ARTICLE VII

Concluding Provisions

Section 7.1 - Entire Agreement. This Agreement supersedes all prior agreements, including Employee’s Executive Employment Agreement with Paragon and the Trust Company of Lehigh Valley, and contains the entire understanding between Employer and Employee (the “Parties”) with respect to the subject matter hereof. There are no oral understandings, terms, or conditions, and no party has relied upon any representation, express or implied, not contained in this Employment Agreement.

Section 7.2 - Amendments. This Agreement may not be amended in any respect whatsoever except by a further agreement, in writing, fully executed by each of the Parties.

Section 7.3 - Successors and Assigns. This Agreement, including the non-competition provision set forth in Section 6.5 above, shall inure to the benefit of and be binding upon any corporation or other successor of Employer which shall acquire, directly or indirectly, by merger, consolidation, purchase, or otherwise, all or substantially all of the equity or assets of Employer and shall otherwise inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, successors, and assigns. Nothing in the Agreement shall preclude Employer from selling, consolidating or merging into or with, or transferring all or substantially all of its equity or assets to another person or entity. In that event, however, such other person or entity shall assume this Agreement and all obligations of Employer hereunder. Upon such sale, consolidation, merger, or other transfer of equity or assets and assumption, the term “Employer,” as used herein, shall mean such other person or entity, and this Agreement shall continue in full force and effect.

Section 7.4 - Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.

Section 7.5 - Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania. This Agreement shall also be interpreted as is minimally required to qualify any payment hereunder as not triggering any penalty on the Employee or Employer pursuant to Section 409A of the Code. Employer recognizes and accepts that Northampton County, Pennsylvania and the United States District Court for the Eastern District of Pennsylvania shall have jurisdiction and venue for any disputes under this Agreement.

Section 7.6 - Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

Section 7.7 - Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement that can be given effect without the invalid or unenforceable provisions or applications and shall not invalidate or render unenforceable such provision in any other jurisdiction or under any other circumstance.

Section 7.8 - Waivers. If either Party should waive any breach of any provision of this Agreement, such Party shall not thereby be deemed to have waived any preceding or succeeding breach(es) of the same provision, or have thereby waived any other provisions hereof.

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have hereunto set their hands and seals effective as provided herein.

Keystone Nazareth Bank & Trust Company

Date:____________________	By:______________________________________
Name:
Title:

G. Allen Weiss

Date:____________________	_____________________________________